Exhibit (a)(1)(A)

Offer to Purchase for Cash
by
NATHAN’S FAMOUS, INC.

Up to 500,000 Shares of its Common Stock
At a Purchase Price not Less than $33.00 nor Greater Than $36.00 per Share

The Offer, Proration Period and Withdrawal Rights will Expire at 12:00 Midnight, Eastern Time, on October 16, 2015, Unless the Offer is Extended

Nathan’s Famous, Inc., a Delaware corporation (“we,” “us,” “our,” “Nathan’s” or the “Company”) is offering to purchase for cash (the “Offer”), up to 500,000 shares of its common stock, $.01 par value (the “common stock”), upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal.  The Offer will commence on September 18, 2015 and terminate at 12:00 Midnight, Eastern Time, on October 16, 2015, or such later date to which the Company may extend the Offer (the “Expiration Date”).  Unless otherwise indicated, all references to shares are to shares of our common stock.

Upon the terms and subject to the conditions of the Offer, we will determine the single per share price, not less than $33.00 nor greater than $36.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for shares properly tendered and not properly withdrawn in the Offer, taking into account the total number of shares so tendered and the prices specified by the tendering stockholders.  We will select the lowest purchase price within the indicated range that will enable us to purchase 500,000 shares pursuant to the Offer, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the Expiration Date, at a price not less than $33.00 nor greater than $36.00 per share.  We refer to the purchase price we select within the range indicated for our shares as the “Purchase Price”.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED AND IS NOT CONDITIONED UPON FINANCING.  THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CUSTOMARY CONDITIONS.  SEE SECTION 7.

All shares that we acquire in the Offer will be acquired at the Purchase Price, regardless of whether the stockholder tendered at a lower price.  We will purchase only shares properly tendered at prices at or below the applicable Purchase Price and not properly withdrawn prior to the Expiration Date of the Offer.  However, because of the “small lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered even if stockholders tendered at or below the Purchase Price, if the Offer is oversubscribed.  We will not purchase shares tendered at prices greater than the Purchase Price.  Shares tendered but not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the Expiration Date.

Our shares of common stock are listed and traded on The NASDAQ Global Market (“NASDAQ”) under the symbol “NATH.”  We publicly announced our intention to commence this Offer on September 11, 2015.  On September 11, 2015, the last full trading day before the announcement of the Offer, the reported closing price of the shares on NASDAQ was $33.43 per share.  Before deciding whether to tender shares, stockholders are urged to obtain current market quotations for the shares.

A detailed discussion of this Offer is contained in this Offer to Purchase.  Stockholders are strongly encouraged to read this entire package of materials, and the publicly filed information about the Company referenced herein, before making a decision regarding this Offer.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THIS OFFER.  HOWEVER, NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE INFORMATION AGENT, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES.  YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF YOUR SHARES AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase.  Any representation to the contrary is a criminal offense.

The Depositary for the Offer is:

If delivering by mail: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Toll-free (877) 248-6417 or (718) 921-8317
Fax: 718 234-5001

Any questions or requests for assistance or for additional copies of this Offer to Purchase, the accompanying Letter of Transmittal or related documents may be directed to the information agent at its telephone numbers and address below.  You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016

(212) 929-5500 (Call Collect)
or
Call Toll Free: (800) 322-2885

E-mail:  tenderoffer@mackenziepartners.com

Offer to Purchase dated September 18, 2015

IMPORTANT PROCEDURES

If you wish to tender all or any part of your shares, you must do one of the following before the Offer expires at 12:00 Midnight, Eastern Time, on October 16, 2015, or such later date and time to which we may extend the Offer:

•
(i) complete and sign the related Letter of Transmittal according to the instructions in the Letter of Transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, including your share certificates, to American Stock Transfer & Trust Company, LLC (“AST”), the Depositary for the Offer, or (ii) tender the shares according to the procedure for book-entry transfer described in Section 3; or

•
request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.  If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that nominee and have the nominee tender your shares for you.

If you desire to tender your shares but (1) your share certificates are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer, (2) you cannot comply with the procedure for book-entry transfer by the expiration of the Offer, or (3) you cannot deliver the other required documents to the Depositary by the expiration of the Offer, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

STOCKHOLDERS MUST COMPLETE THE LETTER OF TRANSMITTAL TO AFFECT A VALID TENDER OF SHARES.

Additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer materials may be obtained from MacKenzie Partners, Inc., the Information Agent for this Offer, and will be furnished at the Company’s expense.  Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.  Stockholders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so.  However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience.  It highlights the material terms of the proposed Offer, but you should realize that it does not describe all of the details of the Offer to the same extent described in the body of this Offer to Purchase.  We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer.  We have included references to the sections of this document where you will find a more complete discussion.  Unless otherwise indicated, references to shares are to shares of our common stock and not to any other securities.

WHO IS MAKING THE OFFER?	Nathan’s Famous, Inc., a Delaware corporation, with principal executive offices at One Jericho Plaza, Jericho, New York 11753, telephone (516) 338-8500.
WHAT ARE WE OFFERING TO PURCHASE?	We are offering to purchase shares of common stock.
WHAT WILL BE THE PURCHASE PRICE FOR THE SHARES?
We are conducting the Offer through a procedure commonly called a modified “Dutch Auction.”  This procedure allows you to select the price per share (in increments of $0.25) within a price range specified by us at which you are willing to sell your shares.  The price range for the Offer is $33.00 to $36.00 per share.  We will determine the Purchase Price that we will pay per share promptly after the Expiration Date.  The Purchase Price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase 500,000 shares.  If fewer shares are properly tendered, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn prior to the Expiration Date.

The Purchase Price will not be less than $33.00 nor greater than $36.00 per share.  The lower end of the price range for the Offer is greater than the closing sale price for the shares on September 11, 2015, the last full trading day before the public announcement of the commencement of the Offer, when the closing sale price on NASDAQ for a share was $33.43.  We will pay the same per share Purchase Price in cash, less any applicable withholding taxes and without interest, for all the shares we purchase in the Offer, even if some of the shares are tendered at a price below the Purchase Price.  See Section 2.  Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment.

If you wish to maximize the chance that your shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Offer.”  If you agree to accept the Purchase Price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $33.00 per share.  You should understand that this election could have the effect of decreasing the Purchase Price determined by us, which may result in your shares being purchased at the minimum price per share.  See Section 2.

WHAT IS THE MARKET PRICE OF OUR SECURITIES?
Our shares of common stock are listed and traded on The NASDAQ Global Market under the symbol “NATH.”  On September 11, 2015, the last full trading day before the announcement of the Offer, the reported closing price of the shares on NASDAQ was $33.43 per share.  See Section 9.

HOW MANY SHARES WILL THE COMPANY PURCHASE IN THE OFFER?
We are offering to purchase up to 500,000 shares or such lesser amount of shares as may be properly tendered and not properly withdrawn, on the terms and subject to the conditions of the Offer.  As of September 17, 2015, we had issued and outstanding approximately 4,430,523 shares of our common stock.  The 500,000 shares represent approximately 11.3% of our outstanding common stock as of September 17, 2015.  Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of the Offer, up to an additional 2% of outstanding shares of our common stock (or 88,610 shares).  In exercising this right, we may increase the Purchase Price to allow us to purchase all such additional shares.  The Offer is not conditioned on any minimum number of shares being tendered.  See Section 7.

WHAT WILL HAPPEN IF MORE THAN 500,000 SHARES ARE TENDERED AT OR BELOW THE PURCHASE PRICE?
If more than 500,000 shares are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date for the Offer, we will purchase shares as follows:

•      first, from all holders of “small lots” of less than 100 shares who properly tender all of their shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date for the Offer;

•      second, from all other stockholders who properly tender shares at or below the Purchase Price and do not properly withdraw them before the applicable Expiration Date, on a pro rata basis (except for stockholders who tendered shares conditionally if the condition was not satisfied); and

•      third, only if necessary to permit us to purchase 500,000 shares, from stockholders who have conditionally tendered shares at or below the Purchase Price and do not properly withdraw them (if the condition was not initially satisfied), by random lot, to the extent feasible.  To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the “small lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the Purchase Price.  See Section 2.

IF I OWN FEWER THAN 100 SHARES SUBJECT TO THE OFFER AND I TENDER ALL OF MY SHARES, WILL I BE SUBJECT TO PRORATION?
If you beneficially own fewer than 100 shares, in the aggregate, and you properly tender all of these shares at or below the Purchase Price and do not properly withdraw them prior to the Expiration Date for the Offer and you complete the section entitled “Small Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your shares without subjecting them to the proration procedure.  See Section 2.

WHY IS THE COMPANY MAKING THIS OFFER?
We believe that the repurchase of shares is consistent with our long-term goal of maximizing stockholder value.  Our Board of Directors, with the assistance of management and outside advisors, has evaluated our operations, capital needs, strategy and expectations for the future and believes that the Offer is a prudent use of certain of our financial resources given our business profile, prospective capital requirements, and the current market price of our shares.  Furthermore, we believe the Offer is an efficient means to provide liquidity to our stockholders.  See Section 8.

HOW WILL THE COMPANY PAY FOR THE SHARES?	We anticipate that we will purchase shares in the Offer, and pay related fees and expenses, with our available cash resources. Financing is not a condition to the Offer. See Section 10.
WHEN DOES THE OFFER EXPIRE?
The Offer will expire at 12:00 Midnight, Eastern Time, on October 16, 2015, unless we extend it.  If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is possible the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf.  We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline.  We may choose to extend the Offer for any reason, subject to applicable laws.  We cannot assure you that we will extend the Offer or indicate the length of any extension we may provide.  See Section 12.

HOW WILL I BE NOTIFIED IF THE COMPANY EXTENDS, AMENDS OR TERMINATES THE OFFER?
If we decide to extend the Offer, we will issue a press release announcing the extension and the new expiration date by 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date.  We will announce any amendment to the Offer by making a public announcement of the amendment.  We can terminate the Offer under certain circumstances.  See Section 12.

ARE THERE ANY CONDITIONS TO THE OFFER?
While the Offer is not conditioned upon any minimum number of shares being tendered or our receipt of financing, it is subject to customary conditions, such as the absence of court and governmental action prohibiting, challenging or restricting the Offer and the absence of changes in general market conditions or our business that, in our reasonable judgment, are or may be materially adverse to us, as well as other conditions.  See Section 7.

ONCE TENDERED, MAY I WITHDRAW MY TENDER?
If you tender shares pursuant to this Offer, you may withdraw your tender at any time until the Expiration Date.  If you wish to withdraw your tender, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase.  Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the record holder of those shares.  Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3.

WILL THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS PARTICIPATE IN THE OFFER?
Our directors and executive officers do not intend to participate in the Offer and do not intend to tender any of their shares, except that we have been advised that the Petrocelli Family Foundation, a charitable organization, may sell up to 20,000 shares in the Offer. A.F. Petrocelli, a director of the Company, may be deemed to beneficially own such shares as a result of having shared voting and dispositive power over the shares with other members of his family.  In the event the Petrocelli Family Foundation tenders 20,000 shares in the Offer, Mr. Petrocelli will continue to beneficially own 127,796 shares of our common stock.

DO WE RECOMMEND THAT YOU TENDER YOUR SHARES IN THE OFFER?
Our Board of Directors has approved the Offer.  However, neither the Company nor any of its directors, officers or employees, nor the Information Agent, makes any recommendation to you as to whether to tender or refrain from tendering your shares.  You must make your own decision as to whether to tender some or all of your shares.

HOW DO I TENDER MY SHARES PURSUANT TO THE OFFER?
1)     You must properly complete and duly execute the Letter of Transmittal and deliver it with your share certificate(s) to the Depositary at the address appearing on the back cover page of this document; or
2)     The Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal; or
3)     You must comply with the guaranteed delivery procedure.

WHEN WILL THE COMPANY PAY FOR THE SHARES I TENDER?
We will pay the applicable Purchase Price to you in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the Expiration Date of the Offer and the acceptance of the shares for payment; provided, however, that, if proration is required, we do not expect to announce the results of the proration and begin paying for tendered shares until up to approximately four (4) business days after the expiration of the Offer.  See Section 5.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?	Stockholders that choose not to tender their shares will own a greater percentage interest in our outstanding common stock following consummation of the Offer. See Section 8.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS IF I TENDER MY SHARES?
If you hold our stock in record name and you tender your shares directly to the Depositary, you will not incur any brokerage commissions.  If you hold shares through a broker, dealer, commercial bank, trust company or other nominee, we recommend that you consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable.  See Section 3.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY SHARES?
Generally, your receipt of cash from us in exchange for tendered shares will be a taxable transaction for United States federal income tax purposes.  The cash you receive for your tendered shares will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the shares purchased by us or as a distribution from us in respect of shares.  We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer.  Non-United States Holders (as defined in Section 13) are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedures.

WHO CAN RESPOND TO QUESTIONS OR PROVIDE ASSISTANCE REGARDING THE OFFER?
Please direct questions or requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or other materials, in writing, to the Information Agent, MacKenzie Partners, Inc., at the address appearing on the back cover of this Offer to Purchase.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains certain forward-looking statements that involve risks and uncertainties.  All statements other than statements of historical information contained herein are forward-looking statements.  These statements may contain projections relating to revenues, earnings, operations, other financial measures, economic conditions, trends and known uncertainties, and may include statements regarding our future performance, strategies and objectives.  Representatives of the Company may also make forward-looking statements.  Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “project,” “anticipate,” “will” and similar expressions identify statements that constitute forward-looking statements.

Our forward-looking statements are not meant as, and should not be considered to be, guarantees of future performance or events.  Rather, they reflect management’s review, consideration and analysis of available facts and other information regarding the subject matter of the forward-looking statements, and are applicable only as of the dates of such statements.  Any forward-looking statement speaks only as of the date on which the statement is made.  The Company undertakes no obligation to update or revise any forward-looking statements, or any other information herein, to reflect events or circumstances that arise after the date hereof.

By their nature, all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons.

Please refer to our Annual Report on Form 10-K for the year ended March 29, 2015, including Item 1A, “Risk Factors,” in such report, and to our Quarterly Report on Form 10-Q for the quarter ended June 28, 2015 as well as our other filings with the SEC, for a more detailed discussion of risks and uncertainties.  Any forward-looking statement should be read and interpreted together with these other filings.  There can be no assurance that the Company has correctly identified and appropriately assessed all factors affecting its business.  Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company.  Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.  For these reasons, you are cautioned not to place undue reliance on the Company’s forward-looking statements.

THE OFFER

1.	GENERAL TERMS OF THE OFFER

Upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, we will purchase 500,000 shares or such lesser amount of shares as may be properly tendered and not properly withdrawn, in accordance with Section 2, before 12:00 Midnight, Eastern Time, on October 16, 2015, the scheduled Expiration Date of the Offer, unless extended, at a Purchase Price not less than $33.00 nor greater than $36.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest. Unless otherwise indicated, all references to shares are to shares of our common stock.  The Offer will commence on September 18, 2015 and terminate on the Expiration Date, or such later date to which the Company may extend the Offer.

2.	NUMBER OF SHARES; PRORATION

Number of Shares.  In accordance with the rules of the SEC, we may, and we expressly reserve the right to purchase more than 500,000 shares pursuant to the Offer without amending or extending the Offer, provided that such increase does not result in an increase of our purchase of greater than 2% of the outstanding shares.  In the event of an oversubscription of the Offer as described below, shares tendered at prices at or below the Purchase Price for the Offer (determined as provided herein) will be subject to proration, except for Small Lots (as defined below).

If we:

•	increase the price to be paid for the shares above $36.00 per share, or decrease the price to be paid for the shares below $33.00 per share;

•	increase the number of shares being sought in the Offer by more than 2% of our outstanding shares (or 88,610 shares); or

•	decrease the number of shares being sought in the Offer; and

in any such case the Offer affected by such increase or decrease is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 12, we will extend the affected Offer until the expiration of such period of ten (10) business days.  For the purposes of the Offer, a “business day” means any day other than Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED AND IS NOT CONDITIONED UPON FINANCING.  THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CUSTOMARY CONDITIONS.  SEE SECTION 7.

Purchase Price.  In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices, not less than $33.00 nor greater than $36.00 per share, at which they are willing to sell their shares to us in the Offer.  The lowest price that may be specified for shares is $33.00.  The prices that may be specified for shares increase in increments of $0.25 up to the highest price that may be specified which is $36.00 per share.  A stockholder who desires to tender shares at more than one price must complete a separate Letter of Transmittal for each price.  Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the Purchase Price (determined as provided herein) we pay for shares properly tendered and not properly withdrawn pursuant to the Offer, in which case the stockholder will be deemed to have tendered such shares at the minimum price of $33.00 per share.  Choosing the second option will maximize the chance that we will purchase a tendering stockholder’s shares, may lower the Purchase Price paid for all purchased shares in the Offer and could result in the tendering stockholder receiving a price per share as low as $33.00.  See Section 9 for recent market prices for our shares of common stock.

TO TENDER SHARES PROPERLY, STOCKHOLDERS MUST SPECIFY THE PRICE THEY ARE WILLING TO ACCEPT FOR THE SHARES THEY TENDER OR, ALTERNATIVELY, SPECIFY THAT THEY WILL SELL THEIR TENDERED SHARES AT THE PURCHASE PRICE FOR SUCH SHARES DETERMINED AS PROVIDED HEREIN.  IF YOU SPECIFY MORE THAN ONE PRICE FOR YOUR SHARES IN A SINGLE LETTER OF TRANSMITTAL YOU WILL NOT HAVE VALIDLY TENDERED YOUR SHARES.  SEE SECTION 3.

As promptly as practicable following the Expiration Date, we will determine the Purchase Price within the applicable price range that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders.  We will select the lowest purchase price within the indicated range that will enable us to purchase 500,000 shares pursuant to the Offer, or such fewer number of shares as are properly tendered and not properly withdrawn in the Offer prior to the Expiration Date.  In each case, the Purchase Price will be the net amount payable to the seller in cash, less any applicable withholding taxes and without interest.  Shares properly tendered under the Offer at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the small lot priority, proration and conditional tender provisions.

We will not purchase shares tendered at prices greater than the Purchase Price, nor will we purchase shares that we do not accept in the Offer because of “small lot” priority, proration and conditional tender provisions.  We will return to the tendering stockholders shares that we do not purchase in the Offer at our expense promptly after the applicable Expiration Date.

Stockholders also can specify the order in which we will purchase shares tendered in the Offer in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Offer.  In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration or otherwise, the Depositary will select the order of shares purchased.

Priority of Purchases.  Upon the terms and subject to the conditions of the Offer, if more than 500,000 shares are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date for the Offer, we will purchase properly tendered and not properly withdrawn shares on the basis set forth below:

•	First, upon the terms and subject to the conditions of the Offer, we will purchase all shares tendered by any Small Lot Holder (as defined below) of shares who:

o
tenders all shares beneficially owned by such Small Lot Holder at a price at or below the Purchase Price (tenders of less than all of the shares owned by such Small Lot Holder will not qualify for this preference); and

o	completes the section entitled “Small Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•
Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares properly tendered at prices at or below the Purchase Price and not properly withdrawn on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•
Third, only if necessary to permit us to purchase 500,000 shares from stockholders, shares conditionally tendered and not properly withdrawn (for which the condition requiring us to purchase a specified number of shares was not initially satisfied) at or below the Purchase Price determined in the Offer, will, to the extent feasible, be selected for purchase by random lot.  To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer may not be purchased even if they are tendered at prices at or below the Purchase Price.  In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased even though those shares were tendered at prices at or below the Purchase Price.

Small Lots.  The term “Small Lots” means, with respect to the shares, all shares properly tendered prior to the applicable Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person (a “Small Lot Holder”) who beneficially owned fewer than 100 shares, as the case may be, and so certified in the appropriate place in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

To qualify for the Small Lot preference with respect to the Offer, a Small Lot Holder must tender all shares, as applicable, owned by the Small Lot Holder in accordance with the procedures described in Section 3.  Small Lots will be accepted for payment before any proration of the purchase of other tendered shares.  This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares.  By tendering in the Offer, a Small Lot Holder who holds shares in its name and tenders its shares directly to the Depositary, would not only avoid the payment of brokerage commissions, but also would avoid any applicable Small Lot discounts in a sale of the holder’s shares.  Any Small Lot Holder wishing to tender all of its shares pursuant to the Offer should complete the section entitled “Small Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration.  Upon the terms and subject to the conditions of the Offer (including the Small Lot preference discussed above and the conditional tender provisions discussed in Section 6), if more than 500,000 shares are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will purchase such properly tendered and not properly withdrawn shares, plus up to an additional 2% of outstanding shares of our common stock (or 88,610 shares), as permitted by applicable law, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares.

If proration of tendered shares is required, we will determine the proration factor for those shares promptly after the Expiration Date of the Offer.  Subject to the conditional tender procedures described in Section 6, proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder at or below the Purchase Price selected by us to the total number of shares tendered by all stockholders at or below the Purchase Price selected by us.  This ratio will be applied to stockholders tendering shares to determine the number of shares that will be purchased from each tendering stockholder in the Offer.  Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, and not properly withdrawn, and because of the Small Lot priority described above and the conditional tender procedure described in Section 6, we do not expect to be able to announce the final proration factor or commence payment for any shares purchased under the Offer until approximately four (4) business days after the Expiration Date for the Offer.  The final results of any proration will be announced by press release promptly after the determination thereof.

As described in Section 3, the number of shares that we will purchase from a stockholder under the Offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of shares held by such stockholder.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares as of September 18, 2015 and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

3.	PROCEDURE FOR TENDERING STOCKHOLDERS

Proper Tender of Shares.  For stockholders to properly tender shares under the Offer:

•
the Depositary must receive, at the Depositary’s address set forth on the back cover page of this Offer to Purchase, share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “agent’s message,” and any other documents required by the Letter of Transmittal, before the Expiration Date, or

•	the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf.  We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine their applicable deadline.

We recommend that stockholders who hold shares through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary.

In accordance with Instruction 5 of the Letter of Transmittal for shares, each stockholder desiring to tender shares pursuant to the Offer must either (1) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $33.00 per share or (2) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder.” A tender of shares will be proper if one, and only one, of these boxes is checked on the Letter of Transmittal.

If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Offer.”  NOTE THAT SELECTING “SHARES TENDERED AT PRICE DETERMINED IN THE OFFER,” MAY LOWER THE PURCHASE PRICE PAID FOR ALL PURCHASED SHARES IN THE OFFER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $33.00 PER SHARE.  The lower end of the price range for the offer is greater than the closing sale price for the shares on September 11, 2015, the last full trading day before the public announcement of the commencement of the Offer, when the closing sale price on NASDAQ for a share was $33.43.

Stockholders also can specify the order in which we will purchase shares tendered in the Offer in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Offer.  In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration or otherwise, the Depositary will select the order of shares purchased.

In order to qualify for the preferential treatment available to Small Lot Holders as set forth above, Small Lot Holders must tender all of their shares and also complete the section titled “Small Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

A stockholder who desires to tender shares at more than one price must complete a separate Letter of Transmittal for each price, provided that a stockholder may not tender the same shares (unless properly withdrawn previously in accordance with Section 4) at more than one price.  In the event a stockholder has submitted multiple Letters of Transmittal in order to tender shares at more than one price, a separate notice of withdrawal must be submitted in accordance with the terms of the Offer with respect to each separate Letter of Transmittal in order for such withdrawals to be effective.

TO TENDER SHARE PROPERLY, STOCKHOLDERS MUST CHECK ONE AND ONLY ONE PRICE BOX IN THE APPROPRIATE SECTION OF THE LETTER OF TRANSMITTAL.  IF YOU CHECK MORE THAN ONE BOX OR IF YOU FAIL TO CHECK ANY BOX AT ALL YOU WILL NOT HAVE VALIDLY TENDERED YOUR SHARES.

Signature Guarantees.  No signature guarantee is required: (1) if the Letter of Transmittal is signed by the record holder of the shares (which term, for purposes of this Section 3, shall include any participant in DTC, referred to as the “book-entry transfer facility”, whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the section entitled “Special Delivery Instructions” or the section entitled “Special Payment Instructions” on the Letter of Transmittal; or (2) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution”, as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (“Exchange Act”). If a certificate for shares is registered in the name of a person other than the person executing a proper Letter of Transmittal, or if payment is to be made to a person other than the record holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the record holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

Payment for shares tendered and accepted for payment under the Offer will be made only after timely receipt by the Depositary of (1) certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the Depositary’s account at the book-entry transfer facility as described above, (2) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof, or an agent’s message in the case of a book-entry transfer, and (3) any other documents required by the applicable Letter of Transmittal.

Method of Delivery.  THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER.  IF YOU CHOOSE TO DELIVER REQUIRED DOCUMENTS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED.

Book-Entry Delivery.  The Depositary will establish an account for the shares at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase.  Any financial institution that is a participant in DTC’s system may make book-entry delivery of shares by causing DTC to transfer such shares into the Depositary’s account in accordance with DTC’s procedure for such transfer.  Even though delivery of shares may be effected through book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or an agent’s message in the case of a book-entry transfer, and any other required documentation, must in any case be transmitted to and received by the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL (OR OTHER REQUIRED DOCUMENTATION) TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

United States Federal Backup Withholding Tax.  In order to avoid “backup withholding” of U.S. federal income tax on payments of cash pursuant to the Offer, a United States Holder (as defined in Section 13) surrendering shares in the Offer must, unless an exemption applies, provide the Depositary with such holder’s correct taxpayer identification number (“TIN”) on a Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications.  If a United States Holder does not provide such holder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such stockholder and payment of cash to such holder pursuant to the Offer may be subject to backup withholding of 28%.  All United States Holders surrendering shares pursuant to the Offer should complete and sign the main signature form and the Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Depositary).  Certain stockholders (including, among others, corporations and certain Non-United States Holders (as defined in Section 13)) are not subject to backup withholding but may be required to provide evidence of their exemption from backup withholding.  Non-United States Holders should complete and sign the main signature form included as part of the Letter of Transmittal and the appropriate Form W-8 (instead of Form W-9), a copy of which may be obtained from the Depositary, in order to avoid backup withholding.  See the Letter of Transmittal.

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s United States federal income tax liability if certain required information is timely furnished to the IRS.  Stockholders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding

United States Federal Withholding Tax on Payments to Non-United States Stockholders.  Non-United States Stockholders (as defined in Section 13) may be subject to a 30% United States federal withholding tax on payments received pursuant to the Offer.  As described in Section 13, a sale of shares pursuant to the Offer may qualify for sale or exchange treatment or may constitute a taxable dividend, depending on a particular stockholder’s facts and circumstances.  The Depositary generally will treat payments made to Non-United States Stockholders pursuant to the Offer as taxable dividends.  Accordingly, in compliance with United States federal income tax laws, the Depositary will withhold 30% of gross proceeds payable to a Non-United States Stockholder unless the Non-United States Stockholder provides the Depositary with (1) a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying as to its compliance with or the availability of an exemption under FATCA (as discussed in Section 13 below) and that it is entitled to a reduced rate of withholding under an applicable tax treaty or (2) a properly executed IRS Form W-8ECI certifying that it is exempt from withholding because the payment is effectively connected with the Non-United States Stockholder’s conduct of a trade or business in the United States. A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if, subject to the discussion on FATCA in Section 13, the Non-United States Holder meets the “complete termination”, “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-United States Holder is not subject to tax or is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-United States Stockholders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedures.

Guaranteed Delivery.  If a stockholder desires to tender shares into the Offer and the stockholder’s share certificates are not immediately available or the stockholder cannot deliver the share certificates to the Depositary before the Expiration Date, or the stockholder cannot complete the procedure for book-entry transfer on a timely basis, or if time will not permit all required documents to reach the Depositary before the Expiration Date, the stockholder may nevertheless tender the shares, provided that the stockholder satisfies all of the following conditions:

•	the stockholder makes the tender by or through an eligible guarantor institution;

•
the Depositary receives by hand, mail, overnight courier or facsimile transmission, before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such Notice of Guaranteed Delivery; and

•
the Depositary receives the share certificates, in proper form for transfer, or confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent’s message, and any other documents required by the Letter of Transmittal, within three (3) NASDAQ trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Return of Unpurchased Shares.  If any tendered shares are not purchased under the Offer or are properly withdrawn before the applicable Expiration Date, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to give Notice of Defects.  All questions as to the number of shares to be accepted, the price that we will pay for the shares that we accept and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties (absent manifest error).  We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful.  We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender; provided that we will not waive any condition of the Offer with respect to a tender unless we waive that condition for all tenders made in the Offer.  Our interpretation of the terms of the Offer will be final and binding on all parties.  No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us.  None of the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

Tendering Stockholder’s Representation and Warranty; Company Acceptance Constitutes an Agreement.  A tender of shares under any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to the Company that:

•	the stockholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 of the Exchange Act (“Rule 14e-4”), and

•	the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the Offer (including any extensions thereof), the person so tendering:

•	has a net long position equal to or greater than the amount tendered in the shares, or has securities immediately convertible into, or exchangeable or exercisable for, the shares, and

•	will deliver or cause to be delivered the shares in accordance with the terms of the Offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.  Our acceptance for payment of shares tendered under the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and conditions of the Offer.

Lost or Destroyed Certificates.  Stockholders whose share certificate for part or all of their shares has been lost, stolen, misplaced or destroyed may contact AST, the transfer agent for our shares, at (877) 248-6417, for instructions as to obtaining a replacement share certificate.  That share certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment.  The stockholder may have to post a bond to secure against the risk that the share certificate may subsequently emerge.  We recommend that stockholders whose share certificate has been lost, stolen, misplaced or destroyed contact AST immediately in order to permit timely processing of this documentation.

STOCKHOLDERS MUST DELIVER SHARE CERTIFICATES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, INCLUDING ANY SIGNATURE GUARANTEES, OR AN AGENT’S MESSAGE, AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND NOT TO THE COMPANY OR THE INFORMATION AGENT.  THE COMPANY OR THE INFORMATION AGENT WILL NOT FORWARD ANY SUCH DOCUMENTS TO THE DEPOSITARY, AND DELIVERY TO THE COMPANY OR THE INFORMATION AGENT WILL NOT CONSTITUTE A PROPER TENDER OF SHARES.

4.	WITHDRAWAL RIGHTS

Except as this Section 4 otherwise provides, tenders of shares are irrevocable.  You may withdraw shares that you have previously tendered in the Offer according to the procedures described below at any time prior to the Expiration Time for all shares.  You may also withdraw your previously tendered shares at any time after 12:00 Midnight, Eastern Time, on October 16, 2015, the Expiration Date, unless such shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, the Depositary must receive, prior to the Expiration Date, a written or facsimile transmission notice of withdrawal at the Depositary’s address set forth on the back cover page of this Offer to Purchase.  Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares that the stockholder wishes to withdraw and the name of the record holder of the shares.  If the share certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the share certificates, the serial numbers shown on the share certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

If a stockholder has tendered shares under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility’s procedures.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding, subject to the judgments of any courts that might provide otherwise.  Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court.

Withdrawals may not be rescinded, and any shares withdrawn will thereafter be deemed not tendered for purposes of the Offer unless such withdrawn shares are validly retendered prior to the Expiration Date by again following one of the procedures described in Section 3.

5.	PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will determine the Purchase Price we will pay for the shares properly tendered and not properly withdrawn before the Expiration Date of the Offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders, and will accept for payment and pay for, and thereby purchase, shares properly tendered at prices at or below the Purchase Price so determined and not properly withdrawn prior to such Expiration Date.

For purposes of the Offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered at prices at or below the Purchase Price that is determined for the shares and are not properly withdrawn, subject to the “Small Lot” priority, proration and conditional tender provisions of the Offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment under the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date we will accept for payment and pay a single per share Purchase Price not less than $33.00 nor greater than $36.00 per share in order to purchase 500,000 shares, subject to increase or decrease as provided in Section 2, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn.

We will pay for shares purchased under the Offer by depositing the aggregate Purchase Price for such shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration in connection with the Offer, we will determine the proration factor and pay for those tendered shares accepted for payment pursuant to such Offer promptly after the Expiration Date; however, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until up to approximately four (4) business days after such Expiration Date.  Certificates for all shares tendered and not purchased, including all shares tendered at prices greater than the Purchase Price and shares not purchased due to proration or conditional tender, will be returned to the tendering stockholders, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at our expense, promptly after the Expiration Date or termination of the Offer without expense to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY THE COMPANY REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.  In addition, if certain events occur prior to the Expiration Date for the Offer, we may not be obligated to purchase shares under the Offer.  See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under the Offer.  If, however, payment of the Purchase Price is to be made to any person other than the record holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the record holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE FORM W-9 INCLUDED WITH EACH LETTER OF TRANSMITTAL (OR OTHERWISE ESTABLISH A VALID EXEMPTION) MAY BE SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE UNDER THE OFFER.  SEE SECTION 13.

6.	CONDITIONAL TENDER OF STOCKHOLDERS

Subject to the limited exception for holders of Small Lots, in the event of an oversubscription of the Offer, shares tendered at or below the applicable Purchase Price with respect to such shares prior to the applicable Expiration Date will be subject to proration.  See Section 2.  In order to avoid (in full or in part) possible proration, a stockholder may tender shares subject to the condition that we must purchase a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal if we purchase any shares tendered.  Any stockholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tenders” in the Letter of Transmittal and indicate the minimum number of shares that we must purchase if we purchase any shares.  We urge each stockholder to consult with his or her own financial or tax advisors with respect to such election.

After the applicable Expiration Date, if more than 500,000 shares are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for the tendered shares, we will calculate a preliminary proration percentage with respect to such shares based upon all of such shares properly tendered, conditionally or unconditionally.  If the effect of this preliminary proration would be to reduce the number of shares that we purchase from any stockholder below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph).  All shares tendered by a stockholder subject to a conditional tender that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally.  If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares that we purchase to fall below 500,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares.  In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased.  To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.	CERTAIN CONDITIONS OF THE OFFER

Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date, any of the following events shall have occurred (or shall have been reasonably determined by the Company to have occurred) that, in the Company’s reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Offer or with acceptance for payment:

•
there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic, foreign or supranational, before any court, authority, agency or tribunal that directly or indirectly:

o
challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making or consummation of the Offer, the acquisition of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer;

o
in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer;

o	materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects;

•
there shall have been any action threatened, instituted, pending or taken, including any settlement, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, including any settlement, by any court or any government, authority, agency or tribunal, domestic, foreign or supranational, that, in the Company’s reasonable judgment, would or might, directly or indirectly:

o	make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the Offer; or

o	delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the shares;

•	there shall have occurred:

o	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States,

o	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory,

o	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor,

o
the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including but not limited to an act of terrorism,

o
any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States,

o
any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, conditions (financial or other), assets, income, operations or prospects or that of any of our subsidiaries or the trading in shares of our common stock, or otherwise materially impair in any way the contemplated future conduct of our business or that of any of our subsidiaries,

o	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof,

o
any change (or condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us, our subsidiaries and our affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares, or

o
any decline in the market price of the shares or the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Industrial Companies or the New York Stock Exchange or the Nasdaq Composite Index by a material amount (which is deemed to be an amount greater than 10%) from the close of business on September 11, 2015;

•
legislation amending the Internal Revenue Code of 1986, as amended, has been passed by either the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the tender offer in any manner that would adversely affect us or any of our affiliates or stockholders;

•
a tender offer or exchange offer for any or all of the shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company, or any of its subsidiaries or affiliates, shall have been proposed, announced or made by any person or has been publicly disclosed; or

•	we learn that:

o
any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before September 11, 2015);

o
any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable judgment;

o
any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before September 11, 2015, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of our outstanding shares;

o
any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

o
any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us; or

o
we determine that the consummation of the Offer and the purchase of the shares may (1) cause the shares to be held of record by fewer than 300 persons, or (2) cause the shares to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act.

The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, at any time and from time to time, before the Expiration Date, in its sole discretion.  The Company’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time.  Any determination or judgment by the Company concerning the events described above will be final and binding on all parties.

8.	INFORMATION CONCERNING THE COMPANY AND PURPOSES OF THE OFFER

Information Concerning the Company

We are a leading branded licensor, wholesaler and retailer of products marketed under our Nathan’s Famous brand, including our popular Nathan’s World Famous Beef Hot Dogs. What began as a nickel hot dog stand on Coney Island in 1916 has evolved into a highly recognized brand throughout the United States and the world. Our innovative business model seeks to maximize the points of distribution for and the consumption of Nathan’s World Famous Beef Hot Dogs, crinkle-cut French fries and our other products across a wide-range of grocery, retail and foodservice formats. Our products are currently marketed for sale in approximately 53,000 locations, including supermarkets, mass merchandisers and club stores, selected foodservice locations and our Company-owned and franchised restaurants throughout the United States and in thirteen territories and foreign countries. The Company considers itself to be in the foodservice industry, and has pursued co-branding initiatives. Our major channels of distribution are as follows:

•
Operating quick-service restaurants featuring Nathan’s World Famous Beef Hot Dogs, crinkle-cut French fries, and a variety of other menu offerings, which operate under the name “Nathan’s Famous,” the name first used at our original Coney Island restaurant which opened in 1916.

•
Our Franchise program, including the Branded Menu Program. Our franchised restaurant operations are comprised predominately of our Nathan’s Famous concept, which features a menu consisting of Nathan’s World Famous Beef Hot Dogs, crinkle-cut French fries and beverages as well as other items. We earn royalties on restaurant sales at these franchise locations. In addition to our traditional franchised restaurants, we enable approved foodservice operators to offer a Nathan’s Famous menu of Nathan’s World Famous Beef Hot Dogs, crinkle-cut French fries, proprietary toppings and a limited menu of other Nathan’s products through our Branded Menu Program (“BMP”). We earn royalties on Nathan’s products purchased by our BMP franchise operators.

•
The Branded Product Program provides foodservice operators in a variety of venues the opportunity to capitalize on our Nathan’s Famous brand by marketing and selling certain Nathan’s Famous hot dog products. We believe that the program has broad appeal to foodservice operators due to its flexibility to deliver our products to a wide variety of distribution channels. In conjunction with the program, operators are granted a limited use of the Nathan’s Famous trademark, as well as Nathan’s point of purchase materials. Unlike our licensing and franchise programs, we do not generate revenue from royalties, but rather by selling our hot dog products either directly to the foodservice operators or to various foodservice distributors who provide the products to foodservice operators.

•
Our licensing program contracts with certain third parties to manufacture, distribute, market and sell a broad variety of Nathan’s Famous branded products including our hot dogs, sausages, frozen French fries and additional products through retail grocery channels within the United States. As of June 28, 2015, packaged Nathan’s World Famous Beef Hot Dogs continued to be sold in approximately 39,000 supermarkets, mass merchandisers and club stores including Kroger, Publix, ShopRite, Walmart, Target, Sam’s Club, Costco and BJ’s Wholesale Club located in 50 states. We earn revenue through royalties on products sold by our licensees.

•
We also own, through our subsidiary NF Treacher’s Corp., the Arthur Treacher’s brand and trademarks. We use the Arthur Treacher’s brand, products and trademarks as a branded seafood menu-line extension for inclusion in certain Nathan’s Famous restaurants. At June 28, 2015, the Arthur Treacher’s brand was being sold within 45 Nathan’s restaurants.

 At June 28, 2015, our restaurant system consisted of 291 Nathan’s franchised units, including 118 Branded Menu units, and five Company-owned units (including one seasonal unit), located in 27 states, and ten foreign countries. At June 29, 2014, our restaurant system consisted of 311 Nathan’s franchised units, including 121 Branded Menu units, and five Company-owned units (including one seasonal unit), located in 28 states, the Cayman Islands and nine foreign countries.

We were incorporated in Delaware on July 10, 1992 under the name “Nathan’s Famous Holding Corporation” to act as the parent of a Delaware corporation then-known as Nathan’s Famous, Inc. On December 15, 1992, we changed our name to Nathan’s Famous, Inc., and our Delaware subsidiary changed its name to Nathan’s Famous Operating Corporation. The Delaware subsidiary was organized in October 1989 in connection with its re-incorporation in Delaware from that of a New York corporation named “Nathan’s Famous, Inc.” The New York Nathan’s was incorporated on July 10, 1925, as a successor to the sole-proprietorship that opened the first Nathan’s restaurant in Coney Island in 1916. On July 23, 1987, Equicor Group, Ltd. was merged with and into the New York Nathan’s in a “going private” transaction. The New York Nathan’s, the Delaware subsidiary and Equicor may all be deemed to be our predecessors.

Our principal executive offices are located at One Jericho Plaza, Jericho, New York 11753, and our telephone number is (516) 338-8500.  You may find additional information on our website located at http://nathansfamous.com.  The information contained on our website or connected to our website is not incorporated by reference into this Offer to Purchase and should not be considered part of this Offer to Purchase.

Purposes of the Offer; Certain Effects of the Offer

Purpose of the Offer.  We are making the Offer because we believe that the repurchase of shares is consistent with our long-term goal of maximizing stockholder value.  Our Board of Directors, with the assistance of management and outside advisors, has evaluated our operations, financial condition, capital needs, strategy and expectations for the future and believes that the Offer is a prudent use of our financial resources given our business profile, prospective capital requirements, and the current market price of our shares.

We believe that the modified Dutch Auction set forth in this Offer to Purchase represents a mechanism to provide our stockholders who will tender with the opportunity to tender all or a portion of their shares and, thereby, receive a return of their investment if they so elect.  The Offer provides stockholders (particularly those who, because of the size of their share holdings, might not be able to sell their shares without potential disruption to the applicable share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the applicable share price and the usual transaction costs associated with market sales.  Furthermore, Small Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased pursuant to the Offer will avoid any applicable Small Lot discounts that might be payable on sales of their shares.

After the completion of the Offer, we expect to have sufficient cash to meet our cash needs for normal operations and anticipated capital expenditures that may arise.

Certain Effects of the Offer.  The Offer presents potential risks and disadvantages to us and our continuing stockholders.  The Offer will reduce our “public float,” which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders.  These reductions may result in lower or higher stock prices and/or reduced liquidity in the trading market for our shares as well as increased volatility of our share price after completion of the Offer.  Future open market purchases, if authorized, would further reduce our public float.

Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in us as a result of a partial tender of shares or a proration will continue to be owners of us.  As a result, those stockholders will likely realize a proportionate increase in their relative equity interest in us and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares and our reduced public float.

Shares that the Company acquires pursuant to the Offer will become authorized but unissued shares and will be available for reissuance by the Company without further stockholder action (except as may be required by applicable law or the rules of NASDAQ or any securities exchange on which the shares are listed).  Subject to applicable state laws and rules of NASDAQ, such shares could be issued without stockholder approval for, among other things, acquisitions, the raising of additional capital for use in the Company’s business, stock dividends or in connection with stock option plans and other stock incentive plans, or a combination thereof.

We can give no assurance that we will not issue additional shares or other equity interests in the future.  Stockholders may be able to sell non-tendered shares in the future on NASDAQ or otherwise, at a net price which may be significantly higher than the purchase price in the offer.  We can give no assurance, however, as to the price at which a stockholder may be able to sell his, her or its shares in the future, which price may be higher or lower than the purchase price paid by us in the Offer.

The Company may in the future purchase additional shares on the open market, in private transactions, through tender offers or otherwise.  Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the Offer.  However, Rule 13e-4 promulgated under the Exchange Act, generally prohibits the Company and its affiliates from purchasing any shares, other than pursuant to the Offer, until at least ten business days after the expiration or termination of the Offer.  Any possible future purchases by the Company will depend on several factors including, without limitation, the ability of the Company to make such purchases with cash or investment balances or under its financing agreements in effect at the time, the market price of the shares, the results of the Offer, the Company’s business and financial position and general economic and market conditions.

Board of Directors Approval

On September 10, 2015, the Company’s Board of Directors unanimously approved the Offer and the terms and conditions set forth in this Offer to Purchase, the Letter of Transmittal and related documents.  However, neither the Company nor any of its directors, officers or employees, nor the Information Agent, makes any recommendation to you as to whether to tender or refrain from tendering your shares.  You must make your own decision as to whether to tender some or all of your shares.

Beneficial Ownership of Common Stock by Directors and Executive Officers

The following table sets forth as of September 17, 2015, the beneficial ownership of shares by (i) each of our directors and executive officers who beneficially owns shares of our common stock; and (ii) by all of our directors and executive officers as a group:

Name and Address(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class*
Howard M. Lorber	1,004,169	(3)	22.6%
A. F. Petrocelli	147,796	(4)	3.3%
Robert J. Eide	281,899	(5)	6.4%
Eric Gatoff	82,476	(6)	1.9%
Ronald G. DeVos	32,042	(7)	**
Brian S. Genson	40,892	(8)	**

Charles Raich	34,620	(9)	**
Barry Leistner	32,574	(10)	**
Donald P. Schedler	24,007	(11)	**
Wayne Norbitz	—		—
Directors and executive officers as a group (12 persons)	1,444,548	(12)	32.0%

_______________

*	Based on 4,430,523 shares issued and outstanding as of September 17, 2015.

**	Less than 1%

(1)	Unless otherwise indicated, the addresses for the executive officers and directors of the Company is: One Jericho Plaza, Second Floor – Wing A, Jericho, New York 11753.

(2)	Except as otherwise indicated, the beneficial owner has sole voting and investment power.

(3)
Includes 10,000 shares of restricted stock which vest within 60 days and options currently exercisable to purchase an aggregate of 9,468 shares.  Also includes 10,000 shares and 250,000 shares owned by Lorber Gamma LP and Lorber Alpha II LP, respectively, as to which Mr. Lorber disclaims beneficial ownership.  Excludes 10,000 shares of unvested restricted stock held by Mr. Lorber that vest in 2016.

(4)
Includes options currently exercisable to purchase 7,574 shares.  Includes 16,000 and 20,000 shares owned by United Capital Corp. and the Petrocelli Family Foundation, respectively, as to which shares Mr. Petrocelli shares voting and investment power.

(5)	Includes 250,000 shares owned by Lorber Alpha II LP, for which Mr. Eide is trustee of the beneficial owners of such entity and options currently exercisable to purchase 3,787 shares.

(6)	Includes options currently exercisable to purchase 18,936 shares. Excludes 15,000 shares of unvested restricted stock held by Mr. Gatoff.

(7)	Includes options currently exercisable to purchase 4,734 shares.

(8)	Includes options currently exercisable to purchase 7,574 shares.

(9)	Includes options currently exercisable to purchase 7,574 shares.

(10)	Includes options currently exercisable to purchase 7,574 shares.

(11)	Includes options currently exercisable to purchase 1,893 shares.

(12)
Consists of 1,363,540 shares beneficially owned by Messrs. Eide, Genson, Lorber, Petrocelli, Raich, Leistner, DeVos, Schedler, Gatoff, and Randy Watts without duplication of shares as to which beneficial ownership is shared by more than one member of this group (see notes 3 and 5, above), 71,008 shares subject to stock options currently exercisable and 10,000 shares of restricted stock which vest within 60 days.

Our directors and executive officers do not intend to participate in the Offer and do not intend to tender any of their shares, except that we have been advised that the Petrocelli Family Foundation, a charitable organization, may sell up to 20,000 shares in the Offer. A.F. Petrocelli, a director of the Company, may be deemed to beneficially own such shares as a result of having shared voting and dispositive power over the shares with other members of his family.  In the event the Petrocelli Family Foundation tenders 20,000 shares in the Offer, Mr. Petrocelli will continue to beneficially own 127,796 shares of our common stock.

Securities Transactions

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving shares of our common stock during the 60 days prior to September 17, 2015, except for the following transaction:

•
On July 31, 2015, Mr. Lorber contributed 175,000 shares to Lorber Alpha II LP, of which he serves as President of Lorber Alpha II LP’s general partner.  As such, Mr. Lorber continues to have voting and dispositive power with respect to such shares.

9.	PRICE RANGE OF SHARES AND STOCKHOLDERS

Shares of our common stock are listed and traded on The NASDAQ Global Market under the symbol “NATH.”  The following table sets forth the high and the low closing sales prices of our common stock as reported on NASDAQ for the periods indicated.

	Closing Share Prices
	High	Low
Fiscal Year Ending March 27, 2016:
First Quarter	$58.57	$36.26
Second Quarter*	38.33	30.36

Fiscal Year Ended March 29, 2015:**
First Quarter	$56.93	$48.31
Second Quarter	65.98	49.71
Third Quarter	79.22	66.25
Fourth Quarter	82.26	71.63

Fiscal Year Ended March 30, 2014:**
First Quarter	$54.00	$42.45
Second Quarter	61.13	48.99
Third Quarter	53.95	48.23
Fourth Quarter	51.09	47.61

*Through September 16, 2015.

** On March 10, 2015, we declared a special dividend of $25.00 per share. The record date was March 20, 2015 and the payment date was March 27, 2015. Pursuant to NASDAQ rules, March 31, 2015 was the ex-dividend date for the $25.00 per share special dividend because the total amount of the dividend was greater than 25% of the Company’s market capitalization. The closing sales prices listed represent the actual closing prices and have not been adjusted to reflect the special dividend.

On September 11, 2015, the last full trading day before the announcement of the Offer, the reported closing price of our shares of common stock on NASDAQ was $33.43 per share.  We recommend that holders obtain current market quotations for the shares, among other factors, before deciding whether or not to tender their shares.

10.	SOURCE AND AMOUNT OF FUNDS

The Offer is not conditioned upon financing.  We will use our existing working capital to purchase the shares tendered in the Offer.  We will also use our existing working capital to pay expenses associated with this Offer, estimated to be approximately $100,000.

11.	TRANSACTIONS AND AGREEMENTS CONCERNING SHARES

Agreements and Arrangements Relating to the Company’s Securities

Other than as set forth below, and as set forth in our Certificate of Incorporation, as amended, and Bylaws, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Information Agent Agreement.  In connection with the Offer, MacKenzie Partners, Inc. will receive a fee equal to US $10,500.  In addition, MacKenzie Partners, Inc. is entitled to reimbursement of its reasonable out-of-pocket expenses.

Rights Agreement.  On June 5, 2013, we entered into a Rights Agreement with AST, as Rights Agent, whereby our Board of Directors declared a dividend distribution of one common share purchase right (a “Right”) for each outstanding share of our common stock.  The dividend was paid on June 17, 2013 to the stockholders of record on that date.  Each share of common stock issued after that date also carries with it one Right.  Each Right, when it becomes exercisable, will entitle the record holder to purchase from us one share of common stock at a purchase price of $100.00 per share, subject to adjustment.  The Rights become exercisable upon the earliest of the following dates: (i) ten (10) days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of fifteen percent (15%) or more of the outstanding shares of the Company’s common stock, or (ii) ten (10)  business days (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer by a person (other than the Company, any wholly-owned subsidiary of the Company or certain employee benefit plans) that, if consummated, would result in such person becoming an Acquiring Person.  The Rights expire on June 17, 2018, unless the Rights are previously redeemed or exchanged by the Company.  The Rights may be redeemed by us at a price of $0.0001 per Right.

Stock Incentive Plan.  On September 14, 2010, the Company’s stockholders approved the Nathan’s Famous, Inc. 2010 Stock Incentive Plan (the “2010 Plan”), which provides for the issuance of nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights and other stock-based awards to directors, officers and key employees.  The Company was initially authorized to issue up to 150,000 shares of common stock under the 2010 Plan, together with any shares which had not been previously issued under the Company’s previous stock option plans as of July 19, 2010 (171,000 shares), plus any shares subject to any outstanding options or restricted stock grants under the Company’s previous stock option plans that were outstanding as of July 19, 2010 and that subsequently expire unexercised, or are otherwise forfeited, up to a maximum of an additional 100,000 shares.  On September 13, 2012, the Company amended the 2010 Plan increasing the number of shares available for issuance by 250,000 shares. Shares to be issued under the 2010 Plan may be made available from authorized but unissued stock, common stock held by the Company in its treasury, or common stock purchased by the Company on the open market or otherwise. The number of shares issuable and the grant, purchase or exercise price of outstanding awards are subject to adjustment in the amount that the Company’s Compensation Committee considers appropriate upon the occurrence of certain events, including stock dividends, stock splits, mergers, consolidations, reorganizations, recapitalizations, or other capital adjustments. In the event that the Company issues restricted stock awards pursuant to the 2010 Plan, each share of restricted stock would reduce the amount of available shares for issuance by either 3.2 shares for each share of restricted stock granted or 1 share for each share of restricted stock granted.

 In general, options granted under the Company’s stock incentive plans have terms of five or ten years and vest over periods of between three and five years. The Company has historically issued new shares of common stock for options that have been exercised and used the Black-Scholes option valuation model to determine the fair value of options granted at the grant date.

Stock Repurchase Programs.  On December 13, 2013, the Company and Mutual Securities, Inc. (“MSI”) entered into an agreement pursuant to which MSI has been authorized on the Company’s behalf to purchase shares of the Company’s common stock, having a value of up to an aggregate of five million dollars ($5,000,000), which purchases could commence on December 23, 2013. The agreement with MSI was adopted under the safe harbor provided by Rule 10b5-1 and Rule 10b-18 of the Securities Exchange Act of 1934, as amended, in order to assist the Company in implementing its previously announced stock purchase plans described below and provides for the purchase of up to an aggregate of 800,000 shares.

On September 11, 2014, the Company and MSI amended its existing agreement pursuant to which MSI was authorized on the Company’s behalf to purchase shares of the Company’s common stock, having a value of up to an additional $6,000,000, which purchases could commence on September 24, 2014. The agreement with MSI was adopted under the safe harbor provided by Rule 10b5-1 and Rule 10b-18 of the Securities Exchange Act of 1934, as amended to assist the Company in implementing its previously announced stock purchase plans.

On November 9, 2009, the Board of Directors authorized its sixth stock repurchase plan for the purchase of up to 500,000 shares of its common stock on behalf of the Company. On February 1, 2011, the Board of Directors increased the authorization to purchase its common stock by an additional 300,000 shares.  As of September 17, 2015, an aggregate of 66,074 shares can still be purchased under the stock repurchase plan.  Purchases may be made from time to time, depending on market conditions, in open market or privately-negotiated transactions, at prices deemed appropriate by management. There is no set time limit on the repurchases to be made under these stock-repurchase plans.

During the period from October 2001 through June 28, 2015, the Company purchased a total of 4,783,674 shares of its common stock at a cost of approximately $62,160,000 pursuant to various stock repurchase plans previously authorized by the Board of Directors. During the thirteen-week period ended June 28, 2015, we repurchased 135,987 shares of common stock at a cost of $5,360,000.  Subsequent to this period through September 17, 2015, we repurchased 49,211 shares of common stock at a cost of approximately $1,850,000.

Senior Secured Notes.  On March 10, 2015, the Company completed the issuance of $135,000,000 of 10.000% Senior Secured Notes due 2020 (“the Notes”) in a Rule 144A transaction. The Company used the proceeds to pay a special cash dividend of approximately $116,100,000 with the remaining net proceeds for general corporate purposes, including working capital.

The Notes bear interest at 10.000% per annum, payable semi-annually on March 15 and September 15 with the first payment due on September 15, 2015. The Notes have no scheduled principal amortization payments prior to its final maturity on March 10, 2020.

There are no financial maintenance covenants associated with the Notes. The Indenture contains certain covenants limiting the Company’s ability and the ability of its restricted subsidiaries (as defined in the Indenture) to, subject to certain exceptions and qualifications: (i) incur additional indebtedness; (ii) pay dividends or make other distributions on, redeem or repurchase, capital stock; (iii) make investments or other restricted payments; (iv) create or incur certain liens; (v) incur restrictions on the payment of dividends or other distributions from its restricted subsidiaries; (vi) enter into certain transactions with affiliates; (vii) sell assets; or (viii) effect a consolidation or merger. Certain restricted payments which may be made or indebtedness incurred by the Company or its restricted subsidiaries may require compliance with a fixed charge coverage ratio, priority secured leverage ratio, and a secured leverage ratio.

The Indenture also contains customary events of default, including, among other things, failure to pay interest, failure to comply with agreements related to the indenture, failure to pay at maturity or acceleration of other indebtedness, failure to pay certain judgments, and certain events of insolvency or bankruptcy. Generally, if any event of default occurs, the Trustee of the Notes or the holders of at least 25% in principal amount of the Notes may declare the Notes due and payable by providing notice to the Company. In case of default arising from certain events of bankruptcy or insolvency, the Notes will become immediately due and payable.

As of June 28, 2015, the Company was in compliance with all covenants associated with the Notes.

The Notes are general senior secured obligations, are fully and unconditionally guaranteed by substantially all of the Company’s wholly-owned subsidiaries and rank pari passu in right of payment with all of the Company’s existing and future indebtedness that is not subordinated, are senior in right of payment to any of the Company’s existing and future subordinated indebtedness, are structurally subordinated to any existing and future indebtedness and other liabilities of the Company’s subsidiaries that do not guarantee the Notes, and are effectively junior to all existing and future indebtedness that is secured by assets other than the collateral securing the Notes. Pursuant to the terms of a collateral trust agreement, the liens securing the Notes and the guarantees will be contractually subordinated to the liens securing any future credit facility.

Prior to September 15, 2017, the Company has the option to redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 110% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and any additional interest, with the net cash proceeds of certain equity offerings.

The Company may redeem the Notes in whole or in part prior to September 15, 2017, at a redemption price of 100% of the principal amount of the Notes plus the Applicable Premium (defined below), plus accrued and unpaid interest. An Applicable Premium is the greater of 1% of the principal amount of the Notes; or the excess of the present value at such redemption date of (i) the redemption price of the Notes at September 15, 2017 plus (ii) all required interest payments due on the Notes through September 15, 2017 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over the then outstanding principal amount of the Notes.

On or after September 15, 2017, the Company may redeem some or all of the Notes at a decreasing premium over time, plus accrued and unpaid interest as follows:

•	On or after September 15, 2017 and prior to March 15, 2018 105.000%
•	On or after March 15, 2018 and prior to March 15, 2019 102.500%
•	On or after March 15, 2019 100.000%.

In certain circumstances involving a change of control, the Company will be required to make an offer to repurchase all or, at the holder’s option, any part, of each holder’s Notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, to the date of purchase.

If the Company sells certain assets and does not use the net proceeds as required, the Company will be required to use such net proceeds to repurchase the Notes at 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest penalty, if any, to the date of repurchase.

The Notes may be traded between qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933.

Other Agreements and Relationships with Executive Officers, Directors, Controlling Persons and Subsidiaries

401(k) Plan.  We sponsor a retirement plan intended to be qualified under Section 401(k) of the Internal Revenue Code of 1986. Our named executive officers participate in this program on the same terms as our other employees. All non-union employees over age 21 who have been employed by us for at least one year are eligible to participate in the plan. Employees may contribute to the plan on a tax-deferred basis up to 20% of their total annual salary, but in no event more than the maximum permitted by the Internal Revenue Code ($24,000 in calendar 2015), including $6,000 of catch-up contributions for employees age 50 and over. Company contributions are discretionary. For the plan year ended December 31, 2014, we elected to make matching contributions at the rate of $.25 per dollar contributed by each employee on up to 3% of the employee’s total salary, vesting at the cumulative rate of 20% per year of service starting one year after commencement of service and, accordingly, after six years of an employee’s service with us, matching contributions are fully vested. As of March 29, 2015, approximately 51 employees had elected to participate in the plan. For the fiscal year ended March 29, 2015, we contributed approximately $30,000 to the 401(k) Savings Plan, of which $1,943 was a matching contribution for Mr. Gatoff, $1,917 was a matching contribution for Mr. Norbitz, $1,921 was a matching contribution for Mr. DeVos and $1,895 was a matchable contribution for Mr. Schedler.

Gatoff Employment Agreement.  On December 15, 2006, the Company entered into an employment agreement with Eric Gatoff pursuant to which Mr. Gatoff was appointed as Chief Executive Officer.  Under the terms of the agreement, Mr. Gatoff agreed to serve as Chief Executive Officer effective from January 1, 2007 until December 31, 2008, which period extends for additional one-year periods unless either party delivers notice of non-renewal no less than 180 days prior to the end of the term then in effect.  No such non-renewal notice has been delivered to date.

Pursuant to the agreement, Mr. Gatoff is entitled to receive a base salary, currently $375,000, subject to review and adjustment, and an annual bonus depending upon the Company’s achievement of performance goals established and agreed to by the Compensation Committee and Mr. Gatoff for each fiscal year during the employment term.  The agreement provides that Mr. Gatoff may participate in employment benefits offered to other Company executives and to receive stock compensation under the Company’s stock incentive plans.  Under the agreement, Mr. Gatoff is entitled to certain benefits and payments in the event his employment is terminated in certain circumstances.  If within one year following a change in control of the Company, as defined in the agreement, Mr. Gatoff’s employment is terminated by the Company without cause or by Mr. Gatoff for any reason, Mr. Gatoff will have the right to receive a lump sum cash payment equal to his salary and annual bonus paid or payable to Mr. Gatoff for the most recently completed fiscal year.  During and after the contract term, Mr. Gatoff is subject to certain confidentiality, non-solicitation and non-competition provisions in favor of the Company.  On June 4, 2013, Mr. Gatoff received a grant of 25,000 shares of restricted stock, subject to vesting.

Lorber Employment Agreement.  On December 15, 2006, the Company entered into an employment agreement with Howard M. Lorber, pursuant to which Mr. Lorber was appointed as Executive Chairman of the Board of Directors.  Under the terms of the agreement, Mr. Lorber agreed to serve as Executive Chairman of the Board of Directors effective from January 1, 2007 until December 31, 2012.  On November 1, 2012, the employment agreement with Mr. Lorber was amended to extend the term of the employment agreement to December 31, 2017 and increased the base compensation of Mr. Lorber to $600,000 per annum.  In addition, Mr. Lorber received a grant of 50,000 shares of restricted stock subject to vesting.

In addition, Mr. Lorber is entitled to receive bonuses determined by the Company’s Compensation Committee, in its discretion.  Under the agreement, Mr. Lorber is to receive grants of options to purchase shares of the Company’s stock and awards of shares of the Company’s stock, either or both as determined by the Company’s Compensation Committee, under and in accordance with the terms of applicable plans of the Company and related option and award agreements.  Under the agreement, Mr. Lorber is entitled to certain benefits and payments in the event his employment is terminated in certain circumstances.  In the event that Mr. Lorber’s employment is terminated without cause, he is entitled to receive his salary and bonus for the remainder of the contract term.  If within one year following a change in control of the Company, as defined in the agreement, Mr. Lorber’s employment is terminated by the Company without cause or by Mr. Lorber for any reason, Mr. Lorber will have the right to receive a lump sum cash payment equal to the greater of (A) his salary and annual bonuses for the remainder of the employment term (including a prorated bonus for any partial fiscal year), which bonus will be equal to the average of the annual bonuses awarded to him during the three fiscal years preceding the fiscal year of termination; or (B) 2.99 times his salary and annual bonus for the fiscal year immediately preceding the fiscal year of termination, as well as a lump sum cash payment equal to the difference between the exercise price of any exercisable options having an exercise price of less than the then current market price of our common stock and such then current market price. Mr. Lorber will also be entitled to continued participation in benefit plans and perquisites until the end of the term.  During and after the contract term, Mr. Lorber is subject to certain confidentiality, non-solicitation and non-competition provisions in favor of the Company.  Mr. Lorber will also receive a tax gross up payment to cover any excise tax.

At the end of Mr. Lorber’s employment term with the Company by mutual agreement, retirement or due to a change of control, Mr. Lorber will serve as a consultant to the Company for a period of three years, unless his service is earlier terminated in accordance with the terms of the agreement.  Mr. Lorber will be entitled to receive annual compensation of $200,000 for his services as a consultant.

Norbitz Employment Agreement.  On June 10, 2015, the Company and Wayne Norbitz entered into a Transition Agreement (the “Transition Agreement”) relating to the retirement of Mr. Norbitz as President and Chief Operating Officer of the Company. The Transition Agreement supersedes the employment agreement between the Company and Mr. Norbitz. Under the Transition Agreement, Mr. Norbitz will continue to serve as President and Chief Operating Officer of the Company through August 7, 2015 at which time he will become a Consultant to the Company pursuant to the terms of a one year Consulting Agreement between him and the Company (the “Consulting Agreement”). The Consulting Agreement provides that Mr. Norbitz will receive a consulting fee of $16,291 per month. The Transition Agreement further provides that Mr. Norbitz will receive a severance payment of $288,750.

Related Party Transactions.  In the fiscal years ended March 29, 2015, March 30, 2014 and March 31, 2013, Raich Ende Malter & Co., LLP, of which Charles Raich, a member of the Company’s Board of Directors, is a Retired Founding Partner, provided tax preparation and other consulting services resulting in fees of approximately $160,000, $130,000 and $136,000, respectively.

A firm to which Mr. Lorber is as an investor (and, prior to January 2012, a consultant), and the firm’s affiliates, received ordinary and customary insurance commissions aggregating approximately $24,000, $24,000, and $25,000 for the fiscal years ended March 29, 2015, March 30, 2014 and March 31, 2013, respectively.

In connection with entering into a Transition Agreement (as hereinafter defined) with Mr. Norbitz to address the retirement of Mr. Norbitz, the Company agreed to purchase from Mr. Norbitz 56,933 shares of the Company’s common stock at a purchase price of $40.28 per share, which was the closing price of the Company’s common stock as reported on the Nasdaq Global Market on June 10, 2015.

12.	EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS; CONDITIONS

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be determined by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension.  We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement.  Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares that we seek to purchase in this Offer.  Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date.  Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change.  Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a national newswire service.

If we change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act.  These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.  If the Company (1) increases the price to be paid for the shares above $36.00 per share, decreases the price to be paid for the shares below $33.00 per share, decreases the number of shares being sought in the Offer or increases the number of shares being sought in the Offer by more than 2% of our outstanding shares, and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 12, the Offer will be extended until the expiration of such period of ten business days.

13.	U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material United States federal income tax consequences of the Offer to stockholders whose shares are properly tendered and accepted for payment pursuant to the Offer.  This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed United States Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, all as of the date hereof and any changes to which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis).  This summary addresses only shares held as “capital assets” within the meaning of Section 1221 of the Code.  It does not address all of the tax consequences that may be relevant to particular stockholders because of their personal circumstances (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, “S” corporations, partnerships (including entities treated as partnerships for United States federal incomes tax purposes), expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who are subject to alternative minimum tax, persons who are subject to the Medicare contribution tax, persons who hold shares as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction, or United States Holders (as defined below) that have a functional currency other than the United States dollar). This summary also does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws.

In addition, if a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a stockholder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.  A stockholder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the Offer.

For purposes of this summary, a “United States Holder” is a beneficial owner of shares that for United States federal income tax purposes is any of the following:

•	a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust, or certain other trusts considered United States Holders for United States federal income tax purposes.

A “Non-United States Holder” is a beneficial owner of shares, other than a partnership or other entity treated as a partnership for United States federal income tax, who is not a United States Holder.

Stockholders should consult their own tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of any state, local or foreign tax laws.

Consequences of the Offer to United States Holders

Characterization of the Purchase—Distribution vs. Sale Treatment.  Our purchase of shares from a United States Holder pursuant to the Offer will be a taxable transaction for United States federal income tax purposes.

As a consequence of any such purchase, a United States Holder will, depending on the United States Holder’s particular circumstances, be treated either as having sold the shares or as having received a distribution in respect of such United States Holder’s shares.

We cannot predict whether any particular United States Holder will be subject to sale or distribution treatment.

Section 302 Tests—Determination of Sale or Distribution Treatment.

Our purchase of shares pursuant to the Offer will be treated as a sale of the shares by a United States Holder if any of the following Section 302 tests is satisfied:

•	as a result of the purchase, there is a “complete redemption” of the United States Holder’s equity interest in us;

•	as a result of the purchase, there is a “substantially disproportionate” reduction in the United States Holder’s equity interest in us; or

•	the receipt of cash by the United States Holder is “not essentially equivalent to a dividend.”

As indicated above, if none of these tests is met with respect to a particular United States Holder, then our purchase of shares pursuant to the Offer will be treated as a distribution.  In applying the Section 302 tests, the constructive ownership rules of Section 318 of the Code  (as modified by Section 302(c) of the Code) apply.  Under the constructive ownership rules, a United States Holder will be considered to own shares of our common stock owned, directly or indirectly, by certain members of such holder’s family and certain entities (such as corporations, partnerships, trust and estates) in which the United States Holder has an equity interest, as well as certain shares of our common stock which the United States Holder has an option to acquire.  United States Holders should consult their own tax advisors with respect to the operation of these constructive ownership rules.

•
Complete Redemption.  Our purchase of shares pursuant to the Offer will result in a “complete redemption” of a United States Holder’s equity interest in the Company, if, immediately after such purchase, such holder owns, actually or constructively, no shares of our common stock.  In applying the “complete redemption” test, a United States Holder may be able to waive the application of constructive ownership through the family attribution rules, provided that such holder complies with the provisions of Section 302(c) of the Code and applicable Treasury Regulations.  A United States Holder wishing to satisfy the “complete redemption” test through satisfaction of the special conditions set forth in Section 302(c) of the Code should consult its tax advisor concerning the mechanics and desirability of those conditions.  A United States Holder who holds options to acquire shares of our common stock will be treated as the constructive owner of such shares of our common stock, and therefore will not be eligible for “complete redemption” treatment.

•
Substantially Disproportionate.  Our purchase of a United States Holder’s shares pursuant to the Offer will be “substantially disproportionate” as to a United States Holder if, among other things, the percentage of the outstanding shares of our common stock that the United States Holder actually and constructively owns (including shares of our common stock constructively owned as a result of the ownership of options) immediately after the purchase is less than 80% of the percentage of the outstanding shares of our common stock actually and constructively owned by the United States Holder immediately before the purchase.  United States Holders should consult their own tax advisors concerning the application of the “substantially disproportionate” test to their particular circumstances.

•
Not Essentially Equivalent to a Dividend.  Our purchase of a United States Holder’s shares pursuant to the Offer will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the United States Holder’s proportionate interest in us, given the United States Holder’s particular facts and circumstances.  The IRS has indicated in a published ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.”  A United States Holder who intends to qualify for sale treatment by demonstrating that the proceeds received from us are “not essentially equivalent to a dividend” is strongly urged to consult its tax advisor because this test will be met only if the reduction in such holder’s proportionate interest in us is “meaningful” given the particular facts and circumstances of the holder in the context of the Offer.  In particular, depending on the total number of shares purchased pursuant to the Offer, it is possible that a tendering United States Holder’s percentage interest in us (including any interest attributable to shares of our common stock constructively owned as a result of the ownership of options) could increase even though the total number of shares of our common stock beneficially owned by such holder decreases.

If a United States Holder sells shares to persons other than us, gain or loss recognized on such sales will be capital gain or loss and will be long-term capital gain or loss if the holder held the shares for more than one year at the date of the sale.  If such sale occurs at or about the time such holder also sells shares pursuant to the Offer, and the various sales effected by the United States Holder are part of an overall plan to reduce or terminate such holder’s proportionate interest in us, then the sales to persons other than us may, for United States federal income tax purposes, be integrated with the United States Holder’s sale of shares pursuant to the Offer and, if integrated, should be taken into account in determining whether such holder satisfies any of the Section 302 tests with respect to shares sold to us.

If a stockholder does not satisfy any of the Section 302 tests, our purchase will not be treated as a sale or exchange and the amount received by the United States Holder from us will be treated as a dividend to the United States Holder to the extent of the United States Holder’s share of our current and accumulated earnings and profits, if any, as determined under United States federal income tax principles.  Such a dividend would be includible in the United States Holder’s gross income without reduction for the tax basis of the shares sold, and no current loss would be recognized.  Currently, if certain holding period and other requirements are met, dividends are taxable at a maximum rate for non-corporate United States Holders of 20%, which is the same as the maximum tax rate for long-term capital gains.  To the extent that the amount received by a United States Holder exceeds the United States Holder’s share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent, generally, of the United States Holder’s tax basis in its shares of our common stock and any remainder will be treated as capital gain from the sale of the shares.  To the extent that a purchase of a United States Holder’s shares by us in the Offer is treated as the receipt of a dividend, the United States Holder’s remaining adjusted tax basis (after the adjustment as described in the preceding sentence) in the purchased shares will be added to any shares of our common stock retained by the United States Holder, subject to certain adjustments in the case of a corporate stockholder.

To the extent that a corporate United States Holder is treated as receiving a dividend, as described above, it may be eligible for a dividends received deduction (subject to applicable limitations).  In addition, any amount received by a corporate United States Holder that is treated as a dividend may constitute an “extraordinary dividend” under Section 1059 of the Code, thereby resulting in a reduction of tax basis or possible gain recognition in an amount equal to the non-taxed portion of the dividend.  If an individual, trust or estate receives an extraordinary dividend with respect to a share of stock eligible for the reduced qualified dividend rates under current law, a subsequent loss on the sale of the share will be characterized as long-term capital loss to the extent of such dividend.

United States Holders, including such holders that received the Special Dividend declared on March 10, 2015 and paid on March 27, 2015, should consult their own tax advisors as to the application of the provisions of the Code to the Offer and the tax consequences of sale or dividend treatment of our purchase of shares pursuant to this Offer in their particular circumstances.

Consequences of the Offer to Non-United States Holders

The United States federal income tax treatment of our purchase of shares from a Non-United States Holder pursuant to the Offer will depend on whether such holder is treated, based on the Non-United States Holder’s particular circumstances, as having sold the shares or as having received a distribution in respect of such Non-United States Holder’s shares.  The appropriate treatment of the purchase of shares will be determined in the manner described above with respect to the United States federal income tax treatment of a purchase of shares pursuant to the Offer in the case of United States Holders (see “Consequences of the Offer to United States Holders—Section 302 Tests—Determination of Sale or Distribution Treatment”).

A Non-United States Holder that satisfies any of the Section 302 tests explained above will be treated as having sold the shares purchased by us pursuant to the Offer.  A Non-United States Holder will generally not be subject to United States federal income tax (and would be eligible to obtain a refund of any amounts withheld as described below) on gain recognized on a sale of shares unless any one or more of the following is true: (1) the gain is effectively connected with a trade or business of the Non-United States Holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such holder; (2) in the case of an individual Non-United States Holder who holds the stock as a capital asset, the individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or (3) in the case of a Non-United States Holder who owns or has owned, actually or constructively, during the relevant statutory period more than 5% of our stock, we are or have been a “United Sates real property holding corporation” and certain other requirements are met.

We do not believe that we have been or currently are a “United States real property holding corporation.”  Individual Non-United States Holders who are described in clause (2) above will be taxed on their gains from the sale of the shares, net of applicable United States gains and losses from sales or exchanges of other capital assets incurred during the year, at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).  Non-United States Holders described in clause (1) above are taxed on a net income basis at applicable graduated United States federal income tax rates in much the same manner as if such Non-United States Holders were residents of the United States, and in the case of a corporate Non-United States Holder, such Non-United States Holder may be subject to an additional branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty

If a Non-United States Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s shares of our common stock.  The treatment, for United States federal income tax purposes, of such distribution as a dividend, a tax-free return of capital, or as a capital gain from the sale of shares will be determined in the manner described above with respect to the United States federal income tax treatment of our purchase of shares pursuant to the Offer in the case of United States Holders (see “Consequences of the Offer to United States Holders—Characterization of the Purchase—Distribution vs. Sale Treatment”).  As described more fully below, to the extent amounts received by a Non-United States Holder are treated as a dividend, such Non-United States Holder will be subject to withholding.

Withholding For Non-United States Holders.  Because, as described above, we cannot predict whether any particular stockholder will be subject to sale or distribution treatment, the Depositary generally will treat the cash received by a Non-United States Holder participating in the Offer as a dividend distribution from us.  Accordingly, the Depositary generally will withhold United States federal income tax equal to 30% of the gross proceeds payable to the Non-United States Holder, or subject to the discussion of FATCA below, such lower rate as may be specified by an applicable income tax treaty, provided that the Depositary, or other withholding agent, has received proper certification of the application of such income tax treaty, unless such dividends are effectively connected with such Non-United States Holder’s conduct of a trade or business within the United States.  In order to obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN, W-8BEN-E and/or W-8IMY.  Non-United States Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty.  In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI.  Subject to the discussion of FATCA below, if any amounts withheld exceed the Non-United States Holder’s United States federal income tax liability, such Non-United States Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

NON-UNITED STATES HOLDERS MAY BE SUBJECT TO INCOME TAX ON THE SALE OF SHARES PURSUANT TO THE OFFER, EVEN IF SUCH HOLDERS WOULD NOT BE SUBJECT TO TAX IF THOSE SAME SHARES WERE SOLD ON THE OPEN MARKET.  IN ADDITION, NON-UNITED STATES HOLDERS MAY BE SUBJECT TO A 30% WITHHOLDING TAX ON THE SALE OF SHARES PURSUANT TO THE OFFER, EVEN IF THE TRANSACTION IS NOT SUBJECT TO INCOME TAX.  NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER, INCLUDING THE APPLICATION OF UNITED SATES FEDERAL INCOME TAX WITHHOLDING RULES, ELIGIBILITY FOR A REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX, AND THE REFUND PROCEDURE.

FATCA

Sections 1471 through 1474 of the Code and the Treasury Regulations thereunder (commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”), when applicable, impose a U.S. federal withholding tax of 30% on certain payments, including dividend distributions resulting from participation in the Offer, to foreign financial institutions, investment funds and other non-U.S. entities that fail to comply with information reporting and due diligence requirements in respect of their direct and indirect U.S. security holders and/or U.S. accountholders unless a specified exemption applies. To avoid this withholding tax with respect to our purchase of shares pursuant to the Offer, a Non-United States Holder that is an entity must certify as to its compliance with FATCA or an applicable IGA or as to the availability of a specified exemption, generally on Form W-8BEN-E. The withholding tax under FATCA, when applicable, will apply even if the beneficial owner of the payment is eligible for a reduced rate of withholding on dividends under an income tax treaty. Under certain limited circumstances, a Non-United States Holder may be eligible for a refund or credit of such tax, and a Non-United States Holder may be required to file a United States federal income tax return to claim such refunds or credits. Non-United States Holders should consult their tax advisors regarding the implications of this legislation with respect to participation in the Offer.

Information Reporting and Backup Withholding.

See Section 3 “Procedure For Tendering Stockholders” with respect to the application of United States federal income tax withholding and backup withholding tax to payments made pursuant to the Offer.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE.  YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

14.	ADDITIONAL INFORMATION; MISCELLANEOUS

We filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer is a part.  This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that stockholders review the Schedule TO, including the exhibits, and the other materials we have filed with the SEC before making a decision on whether to accept the Offer.

We will assess whether we are permitted to make the Offer in all jurisdictions.  If we determine that we are not legally able to make the Offer in a particular jurisdiction, we reserve the right to withdraw the Offer in that particular jurisdiction and we will inform stockholders of this decision.  If we withdraw the Offer in a particular jurisdiction, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders residing in that jurisdiction.

Our Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and stockholders should consult with personal advisors if holders have questions about their financial or tax situation.

We are subject to the information requirements of the Exchange Act and in accordance therewith we file and furnish reports and other information with the SEC.  All reports and other documents we have filed or furnished with the SEC, including the Schedule TO relating to the Offer, or will file or furnish with the SEC in the future, can be read and copied at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549.  You may also obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.  You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov.

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The following documents contain important information about us and we incorporate them herein by reference:

•	Our Annual Report on Form 10-K for the year ended March 29, 2015;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 28, 2015; and

•	Our Current Reports on Form 8-K filed May 11, 2015, September 10, 2015 and September 11, 2015.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document referenced above.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Stockholders can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s web site at the address described above.  Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents.  Stockholders can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at One Jericho Plaza, Jericho, New York 11753; telephone: (516) 338-8500.  Any stockholder requesting information should be sure to include his or her complete name and address in the request.

Sincerely,

/s/ Eric Gatoff
Eric Gatoff
Chief Executive Officer
Nathan’s Famous, Inc.

September 18, 2015

The Depositary for the Offer is:

If delivering by mail: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Toll-free (877) 248-6417 or (718) 921-8317

Fax: 718 234-5001

Please direct any questions or requests for assistance and requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery to the Information Agent at the telephone number and address set forth below.  Stockholders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016

(212) 929-5500 (Call Collect)
or
Call Toll Free: (800) 322-2885

E-mail: tenderoffer@mackenziepartners.com